UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 13, 2006

The St. Joe Company
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	1-10466	59-0432511
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

245 Riverside Avenue, Suite 500, Jacksonville, Florida		32202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	904-301-4200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Awards Under the 2005 Annual Incentive Plan

On February 13, 2006, the Compensation Committee of the Board of Directors of The St. Joe Company (the "Company") approved bonus awards of cash, and, in some cases, a dollar amount or number of shares of restricted stock, under the Company’s 2005 annual incentive plan to certain eligible employees, including the following executive officers: Peter S. Rummell, Chairman and Chief Executive Officer, $976,000; Kevin M. Twomey, President and Chief Operating Officer, $675,000; Wm. Britton Greene, President, St. Joe Towns & Resorts division, $270,000 in cash and $130,000 in shares; Anthony M. Corriggio, $205,000 in cash and $95,000 in shares; Christine M. Marx, General Counsel and Corporate Secretary, $160,000 in cash and $60,000 in shares; and Michael N. Regan, Senior Vice President-Finance and Planning, $165,000 in cash and 5,000 shares. The 2005 annual incentive plan was approved by the Compensation Committee in February 2005, and these awards reflect the attainment of pre-established individual and corporate performance goals for 2005.

The grant date of the shares awarded will be March 3, 2006, at which time the actual number of shares awarded to the officers (other than Mr. Regan) will be determined. The restricted stock will be issued under one of the Company's stock incentive plans previously approved by the Company's shareholders. The restricted stock will vest in two equal installments on the second and third anniversaries of the date of grant. Vesting may be accelerated upon a change of control, death or disability. Unvested shares are subject to forfeiture upon termination of employment.

Approval of the 2006 Annual Incentive Plan

On February 13, 2006, the Compensation Committee adopted the Company's Annual Incentive Plan (the "Plan"), subject to shareholder approval to the extent required by Section 162(m) of the Internal Revenue Code. The Plan is a continuation of the Company's existing compensation practices. Under the Plan, certain of the Company's employees, including its executive officers, may earn cash bonus compensation based upon the achievement of certain specified performance goals and objectives relating to the Company (or a specified business unit of the Company) and to each individual participant. For 2006, a maximum of 35% of the award may be paid in restricted shares of the Company's common Stock. The Compensation Committee of the Board will administer the Plan.

Each Plan participant will have a designated target award calculated as a percentage of the participant's base salary. The target award will be used to calculate a projected award based on the achievement of Company performance goals (weighted at 75%) and individual objectives (weighted at 25%). These components of the projected award may be increased or decreased according to a performance scale. For each percentage variation from the performance objective, the amount of the projected award will be increased or decreased, as applicable, at twice the rate. Accordingly, goals that are only 50% achieved will result in a 0% projected award, and goals that are exceeded by 50% or more will result in a 200% projected award. After the calculation of the projected award based on the Company performance goals and the individual objectives, an individual performance multiplier ranging from 50% to 150% of the projected award will then be applied to determine the actual award under the Plan.

Under the Plan, the Compensation Committee will establish the performance goals and individual objectives at the beginning of each fiscal year. For 2006, the Committee established certain objective performance goals for plan participants, including a performance goal based on earnings per share of the Company applicable to the executive officers listed above. During the first quarter of 2007, the Committee will determine the extent to which the performance goals and individual objectives were attained for purposes of calculating the actual awards. The 2006 Target Awards for the executive officers listed above (other than Mr. Rummell and Mr. Twomey) range from 50% to 75% of the executive officer's base salary. The personal multiplier that will be applied to the projected awards for these executive officers if the Company's performance goals are achieved will be 150%, subject to decrease in the discretion of the Committee.

Mr. Rummell's maximum bonus for 2006 will be determined with respect to the earnings per share performance goal pre-established by the Committee. His Target Award for 2006 is 100% of his base salary. This target award may be increased up to 200% (or reduced to -0-) according to the scale described above depending on the Company's performance during the year. If the Company's performance goals are achieved, a personal multiplier of 150% will be applied to Mr. Rummell's projected award, subject to decrease in the discretion of the Committee. Mr. Twomey will receive a bonus for 2006 of $562,500 pursuant to his employment agreement in connection with his announced retirement from the Company. Any bonuses earned under the 2006 annual incentive plan will be payable in the first quarter of 2007.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the Plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Approval of 2006 Base Salaries

At its meeting, the Compensation Committee increased the base salaries for certain of the executive officers of the Company for 2006. The 2006 base salaries of the executive officers are listed as follows: Peter S. Rummell - $837,884; Kevin M. Twomey - $625,000; Wm. Britton Greene - $450,000; Anthony M. Corriggio - $340,000; Christine M. Marx - $285,000; and Michael N. Regan - $285,000.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1 The St. Joe Company Annual Incentive Plan

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The St. Joe Company

February 17, 2006	By:	/s/ Christine M. Marx

Name: Christine M. Marx
Title: General Counsel and Corporate Secretary

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Exhibit Index

Exhibit No.	Description

10.1	The St. Joe Company Annual Incentive Plan